Exhibit 10.1

AMENDMENT NO. 5 TO LOAN AGREEMENT

     This Amendment No. 5 (the “Amendment”) dated as of September 25, 2003, is between Bank of America, N.A. (the “Bank”) and Sport Chalet, Inc. (the “Borrower”).

RECITALS

     A.     The Bank and the Borrower entered into a certain Business Loan Agreement dated as of June 19, 1998 (together with any previous amendments, the “Agreement”).

     B.     The Bank and the Borrower desire to amend the Agreement.

AGREEMENT

     1.     Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

     2.     Amendments. The Agreement is hereby amended as follows:

2.1	Paragraph 2.1(a) of the Agreement is amended to read in its entirety as follows:

	“(a)	During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the ‘Commitment’) is Twenty Million Dollars ($20,000,000), provided, however, that the Commitment shall be Thirty Five Million Dollars ($35,000,000) during the period of October 1 through and including December 31 of each year.”

2.2	Paragraph 2.2 of the Agreement is amended to read in its entirety as follows:

“2.2 Availability Period. The line of credit is available between the date of this Agreement and September 30, 2005, or such earlier date as the availability may terminate as provided in this Agreement (the ‘Expiration Date’).”

2.3	Paragraph 2.6(a) of the Agreement is amended to read in its entirety as follows:

	“(a)	The ‘Short Term Fixed Rate’ means the Short Term Base Fixed Rate plus 1.75 percentage points.”

2.4	Paragraphs 2.9(i), 2.9(ii) and 2.9(iii) of the Agreement are amended to read in their entirety as follows:

	(i)	commercial letters of credit with a maximum maturity of 120 days but not to extend more than 120 days beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight.

	(ii)	standby letters of credit with a maximum maturity of 365 days but not to extend more than 365 days beyond the Expiration Date.

	(iii)	The amount of the letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit) may not exceed Four Million Dollars ($4,000,000).”

2.5	A new sentence is added at the end of Paragraph 8.2(a) of the Agreement, which reads in its entirety follows:

“The statements shall be prepared on a consolidated basis.”

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2.6	A new sentence is added at the end of Paragraph 8.2(b) of the Agreement, which reads in its entirety follows:

“The statements shall be prepared on a consolidated basis.”

2.7	Paragraph 8.5 of the Agreement is amended to read in its entirety as follows:

“8.5 Fixed Charge Coverage Ratio. To maintain a Fixed Charge Coverage ratio of at least 1.12:1.00:

‘Fixed Charge Coverage Ratio’ is defined as the sum of net profit after taxes, plus tax expense, interest expense, depreciation, amortization, and rent expense, less dividends, loans and advances to parents, affiliates and officers, and cash taxes paid divided by the sum of current portion of long term debt, plus rent expense, interest expense, and maintenance capital expenditures; provided, however that for the purposes of calculating this ratio, maintenance capital expenditures refers to (a) Four Million Dollars ($4,000,000) for the periods ending September 30, 2003 and December 31, 2003 and (b) One Hundred Forty Five Thousand Dollars ($145,000) per open store location, as established annually at each fiscal year end beginning March 31, 2004 and thereafter. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters. The current portion of long term debt will be measured as of the last day of the preceding fiscal year.”

2.8	Paragraph 8.10 of the Agreement is amended to read in its entirety as follows:

“8.10 Out of Debt Period. To reduce the amount of advances outstanding under this Agreement to zero for a period of at least 30 consecutive days between January 1 and August 31 in each year.”

     3.     Representations and Warranties. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound, and (d) this Amendment is within the Borrower’s powers, has been duly authorized, and does not conflict with any of the Borrower’s organizational papers.

[Use this paragraph if conditions precedent are required. Describe each item being required in a series of sequentially numbered paragraphs beginning with (a). You may choose from the paragraphs shown below, which can be modified to meet the particular condition.]

     4.     Conditions. This Amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank:

(a) If the Borrower is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower of this Amendment and any instrument or agreement required under this Amendment have been duly authorized.

     5.     Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

     6.     Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

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     7.     FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

     This Amendment is executed as of the date stated at the beginning of this Amendment.

Borrower:	Bank:

Sport Chalet, Inc.	Bank of America, N.A.

By /s/ Howard K. Kaminsky Howard K. Kaminsky, CFO	By /s/ Robert W. Troutman Robert W. Troutman, Senior Vice President

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